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                                                                   EXHIBIT 10.12

       DESCRIPTION OF DIRECTORS AND NAMED EXECUTIVE OFFICERS COMPENSATION

        The compensation payable to all of the Company's non-employee directors, other than William Kaplan, is as follows:

          o     An annual cash retainer of $30,000;

          o An additional annual cash retainer of $12,500 for the chair of the Audit Committee and $5,000 for each other member of the Audit Committee;

          o An additional annual cash retainer of $5,000 for the chair of the Compensation Committee and $2,500 for each other member of the Compensation Committee;

          o An additional annual cash retainer of $3,500 for the chair of the Nominating and Corporate Governance Committee and $2,500 for each other member of the Nominating and Corporate Governance Committee; and

          o An additional annual cash retainer of $100,000 for the Company's Lead Director, Eli J. Segal.

        In addition, other than Mr. Kaplan, non-employee directors each receive an annual stock option grant pursuant to the Company's 2002 Stock Option Plan. The amount of shares subject to the option grant and the exercise price will be determined by the Company's Board of Directors in August 2005. Mr. Kaplan will not receive any compensation in 2005 for serving as a director of the Company.

        Effective January 10, 2005, Jeffrey C. Gerstel joined the Company as Executive Vice President, Store Operations. Mr. Gerstel will be paid a base salary of $215,000 per year. Consistent with the Company's executive compensation program overseen by the Compensation Committee of the Board of Directors, Mr. Gerstel is eligible to receive the benefits available to all executive officers, including annual cash incentive compensation and long-term incentive compensation in the form of stock options, and various benefits available to all full-time employees of the Company, such as participation in group medical and life insurance plans and a 401(k) Plan.

        On February 21, 2005, the Board of Directors of the Company reaffirmed the current annual salaries of each of the following executive officers in the respective following amounts:

        Name                           Salary
        ---------------------          ---------
        John E. (Jack) Parker          $ 450,000

        Lawrence H. Fine               $ 350,000

        Leslie H. Gordon               $ 244,625

        Patricia A. Parker             $ 215,000

        Janet Parker                   $ 175,000